UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36366	46-1119100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607

(Address of principal executive offices, including Zip Code)

(813) 579-6213

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

1347 Property Insurance Holdings, Inc. (the “Company,” or “we”), through its wholly owned subsidiary, Maison Insurance Company (“Maison”), has agreed upon the terms of its excess of loss catastrophe reinsurance treaties for the 2016 – 2017 treaty year. These treaties are designed to reimburse Maison for property losses under its insurance policies resulting from covered events in the states of Louisiana and Texas. We utilize reinsurance to reduce exposure to catastrophic risk, help manage capital, lessen earnings volatility, and support required regulatory and rating agency requirements. The Company’s catastrophe reinsurance program is designed to coordinate coverage provided by multiple treaties with various retentions and limits. The Company’s treaties are on a contract year beginning June 1, 2016 and ending on May 31, 2017.

The Company’s treaties have been placed only with reinsurers that currently have an A.M. Best or Standard & Poors rating of A- or higher, a Moody’s rating of Aa3 or higher, or, absent such rating, have fully collateralized their maximum potential obligations in dedicated trusts.

For each catastrophic wind event occurring within a 144-hour (six day) period, we can receive reinsurance recoveries up to $170 million in excess of $5 million retention for the first and subsequent event until our limit is exhausted. For the second event of the season, $170 million in excess of $5 million is also available since we have purchased a traditional property catastrophe program that includes one full reinstatement for each layer.

We have also purchased a second layer of coverage that can be used for the first event for losses above $175 million per event, in an amount up to $200 million. If any portion of this $25 million in coverage is not used from the first event, the remaining portion becomes available for additional events. This $25 million program coverage applies in total for all events occurring during the reinsurance period and includes a franchise deductible of $125,000 per event. This $25 million program would also provide $3 million of potential recovery in excess of $2 million retention and $22 million in potential recovery in excess of $175 million retention for a second event occurring during the treaty year; subject to the Company’s limit not having been utilized on the first event. In addition, we have again purchased a reinstatement premium protection program which reimburses the Company for reinstatement premiums due following a first event and further limits the Company’s potential net loss.

The Company estimates that its total cost of reinsurance will be approximately $23.0 million for the 2016-2017 treaty-year. The total cost for the 2015-2016 treaty-year was approximately $13.2 million. Although the total cost of our reinsurance program increased by approximately $10 million when compared to last year’s program, the Company’s risk adjusted rate decreased year over year based upon AIR catastrophe modeling statistics. The estimated cost and amounts of reinsurance are based on our current analysis of Maison’s exposure to catastrophic risk and will ultimately be determined based upon the exposures we insure as of September 30, 2016. From year-to-year, both the availability of reinsurance and the costs associated with the acquisition of reinsurance will vary. Any catastrophic event or multiple catastrophes could have a material adverse effect on the Company’s results of operations, financial condition and liquidity.

Forward Looking Statements

This Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements.  For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.  Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2016

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
John S. Hill
Vice President and Chief Financial Officer